EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Second Quarter 2021 Financial Results and Provides Business Update

Great Cruise Comeback Commenced with Norwegian Jade Cruising in the Greek Isles

Norwegian Encore to Set Sail to Alaska from Seattle as Company’s First Cruise in the United States Since the Global Voyage Suspension in March 2020

Strong Pent-Up Demand Continues Across All Three Brands

MIAMI, Aug. 06, 2021 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the second quarter ended June 30, 2021 and provided a business update.

“Last week we reached a historic milestone in our Great Cruise Comeback with the successful commencement of our relaunch with the first ship in our fleet, Norwegian Jade, sailing the Greek Isles. Tomorrow will mark our first cruise in the United States in over 500 days as Norwegian Encore sets sail from Seattle to Alaska,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “As we recommence operations, we are putting health and safety at the forefront with our robust, science-backed SailSAFETM health and safety program, including our 100% vaccination policy which applies across all voyages on our three brands. We are ready and eager to welcome guests back onboard and continue to see incredible strength in our booking trends for future cruises. Our team is working tirelessly to execute on our plan to return our full fleet to operation by April 2022 to capitalize on this unparalleled pent-up demand.”

Health and Safety

The Company is committed to protecting the health and safety of its guests, crew and communities visited and has developed SailSAFE, a robust, science-backed health and safety program which creates multiple layers of protection against COVID-19. The SailSAFE health and safety program is informed by expert guidance from the Healthy Sail Panel and the Company’s SailSAFE Global Health and Wellness Council. As part of this program, all voyages will operate with fully vaccinated guests and crew in addition to comprehensive SailSAFE protocols, which include universal COVID-19 testing prior to embarkation. The Company’s 100% vaccination policyi applies across all voyages on its three brands as it believes this is the safest way to resume cruising in the current global public health environment. These measures will be continuously evaluated and modified as science and technology evolve.

For more information on the Company’s SailSAFE health and safety program please visit: http://www.nclhltd.com/Health-and-Safety.

Resumption of Cruise Operations

The Company has announced its phased relaunch plans for all 28 ships across its three brands which began with Norwegian Jade on July 25, 2021 and continues through April 1, 2022. The first cruise to commence in the United States is scheduled on August 7, 2021 with Norwegian Encore sailing to Alaska from Seattle. The Company expects to have approximately 40% of its fleet capacity operating by the end of the third quarter 2021 and approximately 75% by year-end 2021 with the full fleet expected to be back in operation by April 1, 2022.

The Company’s current plans include a re-start of operations from Florida beginning on August 15, 2021 aboard Norwegian Gem sailing from Miami. The Company has been unable to reach a mutually agreeable solution with the State of Florida that would allow it to require documentation confirming guests’ vaccination status prior to boarding cruises from Florida. As such, the Company has asked the U.S. District Court for the Southern District of Florida to invalidate Florida’s prohibition and to grant a preliminary injunction to allow the Company to resume sailing in the safest way possible with stringent health and safety protocols to minimize, to the greatest extent possible, further spread of COVID-19. A hearing on the motion for preliminary injunction is scheduled for today, August 6, 2021, and the Company hopes to receive additional clarity shortly on its path forward to resume sailing from Florida. The ruling has no impact on sailings outside of Florida where the Company’s policy of 100% vaccination of guests and crew is in place without issue in every other port it sails from around the world.

Booking Environment and Outlook

Bookings continue to be strong for future periods despite reduced sales and marketing investments and a travel agency industry that has not been at full strength since the start of the pandemic.

2022 booking and pricing trends continue to be very positive driven by strong pent-up demand. The Company is experiencing robust future demand across all brands with the overall cumulative booked position for full year 2022 meaningfully ahead of 2019’s record levels at higher pricing even when including the dilutive impact of future cruise credits (“FCCs”).

The Company’s advance ticket sales were $1.4 billion, including the long-term portion, which includes approximately $800 million of FCCs as of June 30, 2021.

Liquidity and Financial Action Plan

The Company continues to take decisive measures on its financial action plan to enhance liquidity and control costs in the current environment. As of June 30, 2021, the Company’s total debt position was $12.3 billion and the Company’s cash and cash equivalents were $2.8 billion.

The Company has taken the following additional actions to enhance its liquidity since March 31, 2021:

  In July 2021, the Company amended nine credit facilities for its newbuild agreements and increased the combined commitments under such credit facilities by approximately $770 million to cover owners supply and modification costs and financing premium fees.
  Secured a €28.8 million loan facility for newbuild related payments.
  Requested and received approval from its shareholders for an increase of 490 million authorized ordinary shares at the Company’s annual general meeting.

The Company's monthly average cash burn for the second quarter 2021 was approximately $200 million, higher than prior guidance of approximately $190 million and above the prior quarter, as it prepared for a return to service this summer. Looking ahead, the Company expects third quarter 2021 monthly average cash burn to increase to approximately $285 million driven by the continued phased relaunch of additional vessels. This cash burn rate does not include expected cash inflows from new and existing bookings.

Cash burn rates include ongoing ship operating expenses, administrative operating expenses, interest expense, taxes, debt deferral fees and expected non-newbuild capital expenditures and exclude cash refunds of customer deposits as well as cash inflows from new and existing bookings, newbuild related capital expenditures and other working capital changes. Future cash burn rate estimates also exclude unforeseen expenses. The second quarter 2021 cash burn rate and third quarter estimate also reflect the deferral of debt amortization and newbuild related payments.

“We are focused on the flawless execution of our return to service plan including the phased relaunch of all 28 of our vessels by April 2022 which is the first step on our road to recovery,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “Recognizing that the global public health environment remains fluid, we continue to focus on controlling costs, balancing our cash needs and enhancing our liquidity position to maintain financial flexibility.”

Second Quarter 2021 Results

GAAP net loss was $(717.8) million or EPS of $(1.94) compared to net loss of $(715.2) million or EPS of $(2.99) in the prior year. The Company reported Adjusted Net Loss of $(714.7) million or Adjusted EPS of $(1.93) in 2021 which included $3.1 million of net adjustments. This compares to Adjusted Net Loss and Adjusted EPS of $(666.4) million and $(2.78), respectively, in 2020.

Revenue decreased to $4.4 million compared to $16.9 million in 2020 as voyages were once again suspended for the entire quarter.

Total cruise operating expense decreased 17.2% in 2021 compared to 2020. In 2021, cruise operating expenses were primarily related to crew costs, including salaries, food and other travel costs, fuel, and other ongoing costs such as insurance and ship maintenance.

Fuel price per metric ton, net of hedges increased to $673 from $594 in 2020. The Company reported fuel expense of $54.1 million in the period.

Interest expense, net was $137.3 million in 2021 compared to $114.5 million in 2020. The increase in interest expense reflects additional debt outstanding at higher interest rates, partially offset by lower LIBOR. Included in 2020 were losses on extinguishment of debt and debt modification costs of $21.2 million.

Other income (expense), net was income of $25.5 million in 2021 compared to expense of $(14.4) million in 2020. In 2021, the income primarily related to gains on fuel swaps not designated as hedges.

2021 Outlook

As a result of the COVID-19 pandemic, while the Company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty, it will report a net loss for the third quarter ending September 30, 2021 and expects to report a net loss until the Company is able to resume regular voyages.

As of June 30, 2021, the Company had hedged approximately 43%, 37% and 14% of its total projected metric tons of fuel consumption for the remainder of 2021, 2022 and 2023, respectively. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	Remainder of 2021	2022	2023
% of HFO Consumption Hedged[1]	14%	15%	0%
Average USGC Price / Barrel	$45.82	$48.36	N/A
% of MGO Consumption Hedged	69%[1]	56%	30%
Average Gasoil Price / Barrel	$81.38	$70.06	$67.45

      (1)   These derivatives were de-designated for accounting purposes in the fourth quarter of 2020 and first quarter of 2021 but still represent economic hedges and may be re-designated in the future.

Anticipated non-newbuild capital expenditures for third quarter 2021 and full year 2021 are approximately $110 million and approximately $425 million which includes health and safety investments. The Company is not providing total capital expenditure guidance for future years at this time given the uncertain and evolving environment. However, after newbuild-related payment deferrals the Company’s anticipated expenditures related to ship construction contracts were $0.3 billion for the remainder of 2021 and $1.6 billion and $2.5 billion for the years ending December 31, 2022 and 2023, respectively. The Company has export credit financing in place for the anticipated expenditures related to ship construction contracts of $0.2 billion for the remainder of 2021 and $1.0 billion and $2.0 billion for the years ending December 31, 2022 and 2023, respectively.

Interest Expense, net is expected to be approximately $160 million for the third quarter 2021 and approximately $620 million for full year 2021, excluding losses on extinguishment of debt and debt modification costs. Depreciation and Amortization is expected to be approximately $175 million for the third quarter 2021 and approximately $700 million for full year 2021.

Conference Call

The Company has scheduled a conference call for Friday, August 6, 2021 at 10:00 a.m. Eastern Time to discuss second quarter 2021 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 28 ships with nearly 60,000 berths, these brands offer itineraries to more than 490 destinations worldwide. The Company has nine additional ships scheduled for delivery through 2027, comprising approximately 24,000 berths.

About SailSAFE

Norwegian Cruise Line Holdings Ltd. established its SailSAFE health and safety program in response to the unique challenges of the COVID-19 global pandemic to protect guests, crew and communities visited. SailSAFE is a robust and comprehensive health and safety strategy with new and enhanced protocols to create multiple layers of protection against COVID-19. This science-backed plan for a safe and healthy return to cruising was developed in conjunction with a diverse group of globally recognized experts and will be continuously improved, modified and refined using the best available science and technology. For more information on the SailSAFE health and safety program please visit http://www.nclhltd.com/Health-and-Safety.

About the Healthy Sail Panel

Norwegian Cruise Line Holdings Ltd. in collaboration with Royal Caribbean Group established the Healthy Sail Panel (“HSP”), a group of 11 leading experts to help inform the cruise industry in the development of new and enhanced cruise health and safety standards in response to the global COVID-19 pandemic. The HSP, co-chaired by Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration and Governor Mike Leavitt, former Secretary of the U.S. Department of Health and Human Services, consists of globally recognized experts from various disciplines, including public health, infectious disease, biosecurity, hospitality and maritime operations. The panel’s work, including detailed recommendations across five key areas of focus, is informing the Company’s health and safety protocols and has been widely shared with the cruise industry and open to any other industry that could benefit from the HSP’s scientific and medical insights.

About the SailSAFE Global Health and Wellness Council

The SailSAFE Global Health and Wellness Council (“Council”) was established by Norwegian Cruise Line Holdings Ltd. to provide expert advice on the implementation, compliance with and continuous improvement of the Company’s SailSAFE health and safety program. The Council will complement the work of the Healthy Sail Panel and continuously evaluate and identify ways to improve health and safety standards, utilizing the best technologies and information available. The Council is cross-functional, diverse and extensively experienced, comprised of six experts at the forefront of their fields and led by Chairman of the Council, Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Loss divided by the number of diluted weighted-average shares outstanding.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Loss. Net loss adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted loss per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance. As a result of our voluntary suspension of sailings from March 2020 through June 2021, we did not have any Capacity Days during the suspension period. Accordingly, we have not presented herein per Capacity Day data for the three or six months ended June 30, 2021 or June 30, 2020.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Loss and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Loss and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Loss and Adjusted EPS, may not be indicative of future adjustments or results. For example, for the six months ended June 30, 2020, we incurred $1.6 billion related to impairment losses. We included this as an adjustment in the reconciliation of Adjusted Net Loss since the expenses are not representative of our day-to-day operations; however, this adjustment did not occur and is not included in the comparative period presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our suspension of certain cruise voyages, our ability to weather the impacts of the COVID-19 pandemic, our expectations regarding the resumption of cruise voyages and the timing for such resumption of cruise voyages, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 pandemic, including its effect on the ability or desire of people to travel (including on cruises), which are expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; our ability to comply with the U.S. Centers for Disease Control and Prevention’s (“CDC”) Framework for Conditional Sailing Order and any additional or future regulatory restrictions on our operations and to otherwise develop enhanced health and safety protocols to adapt to the pandemic’s unique challenges once operations resume and to otherwise safely resume our operations when conditions allow; legislation prohibiting companies from verifying vaccination status; coordination and cooperation with the CDC, the federal government and global public health authorities to take precautions to protect the health, safety and security of guests, crew and the communities visited and the implementation of any such precautions; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate or refinance our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing, which may not be available on favorable terms, or at all, and may be dilutive to existing shareholders; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise; our success in reducing operating expenses and capital expenditures and the impact of any such reductions; our guests’ election to take cash refunds in lieu of future cruise credits or the continuation of any trends relating to such election; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; the unavailability of ports of call; future increases in the price of, or major changes or reduction in, commercial airline services; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; any further impairment of our trademarks, trade names or goodwill; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; our expansion into and investments in new markets; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our reliance on third parties to provide hotel management services for certain ships and certain other services; our inability to keep pace with developments in technology; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact

Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Jessica John
(786) 913-2902

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenue
Passenger ticket	$1,584	$13,835	$1,750	$854,626
Onboard and other	2,784	3,094	5,718	409,185
Total revenue	4,368	16,929	7,468	1,263,811
Cruise operating expense
Commissions, transportation and other	6,564	34,601	15,597	366,969
Onboard and other	1,276	3,188	2,535	78,161
Payroll and related	86,647	128,744	168,785	375,891
Fuel	54,090	48,992	96,693	174,016
Food	4,334	6,997	10,642	56,213
Other	96,816	79,130	156,330	244,662
Total cruise operating expense	249,727	301,652	450,582	1,295,912
Other operating expense
Marketing, general and administrative	185,483	131,436	388,678	402,125
Depreciation and amortization	174,262	179,252	344,578	377,449
Impairment loss	-	-	-	1,607,797
Total other operating expense	359,745	310,688	733,256	2,387,371
Operating loss	(605,104)	(595,411)	(1,176,370)	(2,419,472)
Non-operating income (expense)
Interest expense, net	(137,259)	(114,537)	(961,700)	(183,444)
Other income (expense), net	25,501	(14,418)	52,744	(8,595)
Total non-operating income (expense)	(111,758)	(128,955)	(908,956)	(192,039)
Net loss before income taxes	(716,862)	(724,366)	(2,085,326)	(2,611,511)
Income tax benefit (expense)	(927)	9,123	(2,655)	15,296
Net loss	$(717,789)	$(715,243)	$(2,087,981)	$(2,596,215)

Weighted-average shares outstanding
Basic	369,933,159	239,342,745	349,767,216	226,486,772
Diluted	369,933,159	239,342,745	349,767,216	226,486,772

Loss per share
Basic	$(1.94)	$(2.99)	$(5.97)	$(11.46)
Diluted	$(1.94)	$(2.99)	$(5.97)	$(11.46)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net loss	$(717,789)	$(715,243)	$(2,087,981)	$(2,596,215)
Other comprehensive income (loss):
Shipboard Retirement Plan	99	102	197	204
Cash flow hedges:
Net unrealized gain (loss)	44,674	54,478	(28,363)	(251,382)
Amount realized and reclassified into earnings	13,542	28,782	35,380	50,781
Total other comprehensive income (loss)	58,315	83,362	7,214	(200,397)
Total comprehensive loss	$(659,474)	$(631,881)	$(2,080,767)	$(2,796,612)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$2,750,140	$3,300,482
Accounts receivable, net	422,598	20,578
Inventories	92,041	82,381
Prepaid expenses and other assets	200,671	154,103
Total current assets	3,465,450	3,557,544
Property and equipment, net	13,431,884	13,411,226
Goodwill	98,134	98,134
Tradenames	500,525	500,525
Other long-term assets	1,030,586	831,888
Total assets	$18,526,579	$18,399,317
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$361,233	$124,885
Accounts payable	110,628	83,136
Accrued expenses and other liabilities	631,880	596,056
Advance ticket sales	1,076,826	1,109,826
Total current liabilities	2,180,567	1,913,903
Long-term debt	11,924,634	11,681,234
Other long-term liabilities	702,126	450,075
Total liabilities	14,807,327	14,045,212
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized, 369,935,977 shares issued and outstanding at June 30, 2021; and 490,000,000 shares authorized, 315,636,032 shares issued and outstanding at December 31, 2020	370	316
Additional paid-in capital	6,329,585	4,889,355
Accumulated other comprehensive income (loss)	(232,903)	(240,117)
Retained earnings (deficit)	(2,377,800)	(295,449)
Total shareholders' equity	3,719,252	4,354,105
Total liabilities and shareholders' equity	$18,526,579	$18,399,317

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(2,087,981)	$(2,596,215)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	372,445	379,375
Impairment loss	—	1,607,797
Deferred income taxes, net	12	(14,458)
(Gain) loss on derivatives	(22,534)	8,294
Loss on extinguishment of debt	601,539	5,014
Provision for bad debts and inventory obsolescence	7,211	10,359
Gain on involuntary conversion of assets	(1,817)	(1,403)
Share-based compensation expense	49,052	55,147
Net foreign currency adjustments	(3,767)	160
Changes in operating assets and liabilities:
Accounts receivable, net	(408,120)	(2,108)
Inventories	(9,956)	11,996
Prepaid expenses and other assets	(242,642)	(115,066)
Accounts payable	26,205	369,519
Accrued expenses and other liabilities	46,689	(202,547)
Advance ticket sales	191,609	(844,244)
Net cash used in operating activities	(1,482,055)	(1,328,380)
Cash flows from investing activities
Additions to property and equipment, net	(309,481)	(725,477)
Cash paid on settlement of derivatives	(8,559)	(28,606)
Other	2,825	2,519
Net cash used in investing activities	(315,215)	(751,564)
Cash flows from financing activities
Repayments of long-term debt	(879,679)	(207,863)
Proceeds from long-term debt	1,223,110	3,962,655
Common share issuance proceeds, net	1,558,396	441,935
Proceeds from employee related plans	1,089	4,100
Net share settlement of restricted share units	(16,658)	(15,318)
Early redemption premium	(611,164)	—
Deferred financing fees and other	(28,166)	(94,559)
Net cash provided by financing activities	1,246,928	4,090,950
Effect of exchange rates on cash and cash equivalents	—	(3,933)
Net increase (decrease) in cash and cash equivalents	(550,342)	2,007,073
Cash and cash equivalents at beginning of the period	3,300,482	252,876
Cash and cash equivalents at end of the period	$2,750,140	$2,259,949

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2021	2020	2021	2020

Passengers carried		—	—	—	499,729
Passenger Cruise Days		—	—	—	4,278,602
Capacity Days		—	—	—	4,123,858
Occupancy Percentage					103.8%

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2021			2021
		Constant			Constant
	2021	Currency	2020	2021	Currency	2020
Total cruise operating expense	$249,727	$246,884	$301,652	$450,582	$446,491	$1,295,912
Marketing, general and administrative expense	185,483	183,823	131,436	388,678	385,327	402,125
Gross Cruise Cost	435,210	430,707	433,088	839,260	831,818	1,698,037
Less:
Commissions, transportation and other expense	6,564	6,374	34,601	15,597	15,355	366,969
Onboard and other expense	1,276	1,276	3,188	2,535	2,535	78,161
Net Cruise Cost	427,370	423,057	395,299	821,128	813,928	1,252,907
Less: Fuel expense	54,090	54,090	48,992	96,693	96,693	174,016
Net Cruise Cost Excluding Fuel	373,280	368,967	346,307	724,435	717,235	1,078,891
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	905	905	666	1,810	1,810	1,332
Non-cash share-based compensation (2)	22,451	22,451	22,389	49,052	49,052	55,147
Adjusted Net Cruise Cost Excluding Fuel	$349,924	$345,611	$323,252	$673,573	$666,373	$1,022,412

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Loss and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net loss	$(717,789)	$(715,243)	$(2,087,981)	$(2,596,215)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,004	992	2,007	1,983
Non-cash share-based compensation (2)	22,451	22,389	49,052	55,147
Extinguishment and modification of debt (3)	(20,355)	21,159	653,664	21,159
Amortization of intangible assets (4)	-	2,773	-	5,547
Impairment loss (5)	-	175	-	1,633,337
Non-cash interest on beneficial conversion feature (6)	-	1,344	-	1,344
Adjusted Net Loss	$(714,689)	$(666,411)	$(1,383,258)	$(877,698)
Diluted weighted-average shares outstanding - Net loss and Adjusted Net Loss	369,933,159	239,342,745	349,767,216	226,486,772
Diluted loss per share	$(1.94)	$(2.99)	$(5.97)	$(11.46)
Adjusted EPS	$(1.93)	$(2.78)	$(3.95)	$(3.88)

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishments and modifications of debt are included in interest expense, net.
(4) Amortization of intangible assets related to the Acquisition of Prestige are included in depreciation and amortization expense.
(5) Impairment loss consists of goodwill, tradename and property and equipment impairments. The impairments of goodwill and tradenames are included in impairment loss and the impairment of property and equipment is included in depreciation and amortization expense.
(6) Non-cash interest expense related to a beneficial conversion feature recognized on our exchangeable notes, which is recognized in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net loss	$(717,789)	$(715,243)	$(2,087,981)	$(2,596,215)
Interest expense, net	137,259	114,537	961,700	183,444
Income tax (benefit) expense	927	(9,123)	2,655	(15,296)
Depreciation and amortization expense	174,262	179,252	344,578	377,449
EBITDA	(405,341)	(430,577)	(779,048)	(2,050,618)

Other (income) expense, net (1)	(25,501)	14,418	(52,744)	8,595
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	905	666	1,810	1,332
Non-cash share-based compensation (3)	22,451	22,389	49,052	55,147
Impairment loss (4)	-	-	-	1,607,797
Adjusted EBITDA	$(407,486)	$(393,104)	$(780,930)	$(377,747)

(1) Primarily consists of gains and losses, net for fuel swaps not designated as hedges or hedges released into earnings as a result of the forecasted transactions no longer being probable and foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Impairment loss consists of goodwill and tradename impairments.

______________________________________
i Limited exceptions may be made pursuant to valid medical or religious exemptions.